Exhibit 10.1

ZYNGA INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

AS AMENDED JULY 7, 2014 AND AUGUST 26, 2014

On January 18, 2012, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Zynga Inc. (the “Company”) initially approved the following compensation policy (as amended, the “Policy”) for non-employee directors of the Company, effective retroactive to January 1, 2012, and this policy is further amended as of the dates set forth above. For purposes of this Policy, a “Non-Employee Director” is a director who is not serving as an employee or executive officer of the Company or its affiliates (even if such individual may be otherwise be providing services to the Company or its affiliates in a capacity other than as a director).

Each Non-Employee Director will be eligible to receive compensatory equity awards under the Company’s 2011 Equity Incentive Plan (the “Plan”) as consideration for service on the Board. All compensation payable under this policy (such compensation, “Board Compensation”), including cash payments, equity grants and/or deferred equity grants will be made automatically in accordance with the terms of this Policy and the Plan, without the need for any additional corporate action by the Board or the Compensation Committee. Vesting of all equity awards granted under this Policy is subject to the Non-Employee Director’s “Continuous Service” (as defined in the Plan) from the date of grant through each applicable vesting date. Each equity award granted under this Policy will be subject to the Company’s standard form of Restricted Stock Unit Agreement, as most recently adopted by the Board for use under this Policy. Each Non-Employee Director will be eligible to defer all or part of his or her Board Compensation in accordance with the deferred compensation program described below.

Base Annual Retainer. Each year, on the date of the regular annual meeting of the Company’s stockholders (the “Annual Meeting”), unless a Non-Employee Director elects in writing prior to the Annual Meeting (a “Written Election”) to either forego such compensation or defer such compensation pursuant to the provisions hereof, the Company will automatically grant each continuing Non-Employee Director who is re-elected at such meeting an annual retainer (the “Base Annual Retainer”) with an aggregate value on the date of grant as set forth in the table below, which shall be paid (i) 20% in cash and (ii) 80% in restricted stock units of Class A Common Stock of the Company (“RSUs”). The RSUs will vest as follows (the “Standard Vesting Criteria”): 25% will vest every three months from the date of grant, with the last quarterly vesting installment taking place upon the earlier of: (i) the day prior to the one-year anniversary of such Annual Meeting or (ii) the date of the next Annual Meeting, subject to continued service through each such date. The cash portion of the Base Annual Retainer will vest and be paid on a quarterly basis in accordance with the Standard Vesting Criteria.

Pro-Rated Base Annual Retainer for New Non-Employee Directors. If an individual first becomes a Non-Employee Director other than at an Annual Meeting, the Company will automatically grant such new Non-Employee Director, on the date that he or she is first elected or appointed to the Board, a Base Annual Retainer with an aggregate value on the date of grant equal to the pro rata portion of the Base Annual Retainer, which pro rata portion reflects a reduction for each month prior to the date of grant that has elapsed since the preceding Annual Meeting (the “Pro-Rated Base Annual Retainer”). The Pro-Rated Base Annual Retainer will be paid 20% in cash and 80% in RSUs. The vesting schedule for the Pro-Rated Base Annual Retainer will be adjusted such that cash payments are made and RSUs vest on the same dates as such payments would have been made or such RSUs would have vested if the Non-Employee Director had received the Base Annual Retainer on the date of the Annual Meeting.

Committee Chairperson Cash Retainers. Each year, on the date of the Annual Meeting, unless a Non-Employee Director makes a Written Election to either forego such compensation or defer such compensation pursuant to the provisions hereof, the Company will automatically make a cash payment to the Chairperson of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee in the amount set forth in the table below.

Non-Executive Chairperson Cash Retainers. Each year, on the date of the Annual Meeting, unless a Non-Employee Director makes a Written Election to either forego such compensation or defer such compensation pursuant to the provisions hereof, the Company will automatically make a cash payment to the Non-Executive Chairperson of the Board in the amount set forth in the table below.

Product Committee. Each year on the date of the Annual Meeting, unless a Non-Employee Director makes a Written Election to either forego such compensation or defer such compensation pursuant to the provisions hereof, the Company will automatically grant each Non-Employee Director who is re-elected at such meeting and is a member of the Product Committee, a retainer comprised of, at the prior written election of such Non-Employee Director that is a member of the Product Committee, cash, RSUs or a combination of cash and RSUs with an aggregate value equal to the amount set forth in the table below (each such retainer, a “Product Committee Retainer”). The Product Committee Retainer, whether comprised of cash, RSUs or a combination of cash and RSUs, will vest in accordance with the Standard Vesting Criteria. If an individual who is not an employee of the Company is appointed to the Product Committee on a date other than at an Annual Meeting, the Company will automatically grant such new Non-Employee Director that is a member of the Product Committee, on the date that he or she is first elected or appointed to the Product Committee, a Product Committee Retainer with an aggregate value equal to the amount set forth in the table below; provided, however, that if such individual is appointed to the Product Committee more than three (3) months after the date of the Annual Meeting, such individual will be granted a pro-rated Product Committee Retainer, which pro rata retainer reflects a reduction for each month prior to the date of grant that has elapsed since the preceding Annual Meeting; provided that the Compensation Committee shall have the discretion to adjust the amount of any pro-rated grant up to the full value of the Product Committee Retainer if it determines that such adjustment is in the best interest of the Company and its stockholders.

Board Compensation[1]
Base Annual Retainer[1]	$250,000
Committee Retainer For Serving as Chairperson of the Audit Committee	$50,000
Committee Retainer For Serving as Chairperson of the Compensation Committee	$15,000
Committee Retainer For Serving as Chairperson of the Nominating and Corporate Governance Committee	$10,000
Committee Retainer For Service as Member of the Product Committee	$250,000
Retainer for Serving as Non-Executive Chairperson	$100,000

[1]	The number of RSUs granted will be equal to (i) the applicable dollar value set forth above multiplied by 80%, divided by (ii) the Fair Market Value (as defined in the Plan) of the Class A common stock of the Company on the date of grant. The cash award granted will be equal to the applicable dollar value set forth above multiplied by 20%.

Deferred Compensation. Each Non-Employee Director will be eligible to defer all or a portion of his or her Board Compensation. Elections will be irrevocable and elections for a given calendar year must be made prior to December 31 of the prior year. If a Non-Employee Director elects to defer all or a portion of his or her Board Compensation, the deferred compensation will be held by the Company on such Non-Employee Director’s behalf in the form of deferred stock units (“DSUs”), which DSUs shall vest at a rate of 25% every three months from the date of grant, with the last quarterly vesting installment taking place upon the earlier of: (i) the day prior to the one-year anniversary of the date of the regular Annual Meeting, or (ii) the date of the next Annual Meeting, subject to continued service through each such date. Vested DSUs will be distributed to a Non-Employee Director on the earliest of (i) the third anniversary of the date of grant, (ii) such Non-Employee Director’s separation from service as a director, or (iii) upon a Change in Control of the Company as defined in the Plan. Notwithstanding the foregoing, if so elected by the Non-Employee Director prior to December 31 of the prior year of the grant of such DSUs to satisfy such Non-Employee Director’s Board Compensation, the distribution of such DSUs may be deferred until retirement of the Non-Employee Director.

Expense Reimbursement. All Non-Employee Directors will be entitled to reimbursement from the Company for their reasonable travel (including airfare and ground transportation), lodging and meal expenses incident to meetings of the Board or committees thereof. The Company will also reimburse directors for attendance at director continuing education programs that are relevant to their service on the Board and which attendance is pre-approved by the Chair of the Nominating and Corporate Governance Committee or Chair of the Board. The Company will make reimbursement to a Non-Employee Director within a reasonable amount of time, but not more than 12 months, following submission by the Non-Employee Director of reasonable written substantiation for the expenses consistent with the Company’s reimbursement policy.